Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Media: Ellen Bates (281) 445-6559
Investors: Maryann Seaman (281) 591-4080

FMC Technologies Reports Second Quarter Diluted Earnings per Share from Continuing Operations of $1.10, up 69 Percent

Highlights:

•	Subsea inbound orders of $908 million up 67 percent from the prior-year quarter and 56 percent year-to-date

•	Energy Systems backlog at a record of $3.0 billion with $2.4 billion in subsea

•	Energy Systems revenue up 25 percent; operating profit up 54 percent

•	Subsea sales of $577 million up 28 percent

•	The Company increases guidance for earnings from continuing operations to a range of $4.10 to $4.25

HOUSTON, July 30, 2007 – FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2007 revenue of $1.2 billion, up 21 percent over the second quarter of 2006 primarily on the strength of its subsea systems, surface wellhead and fluid control businesses. Diluted earnings per share from continuing operations were $1.10, up 69 percent from $0.65 per diluted share in the prior-year quarter.

Inbound orders in the quarter totaled $1.6 billion. Backlog reached $3.4 billion, including a record $2.4 billion for subsea systems.

Operating margins in the energy segments were strong year-over-year, especially in Energy Production. Backlog is at another record high and future subsea project opportunities continue to be robust.

“The outlook for 2007 remains positive with our technology as the catalyst,” said Peter D. Kinnear, President and Chief Executive Officer. “We have delivered, according to schedule, the industry’s first full-scale subsea separation system. This new separation technology positions us to drive growth beyond 2007.”

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FMC Technologies Reports Second Quarter Diluted Earnings per Share from Continuing Operations of $1.10, up 69 Percent	2

Energy Production Systems

Energy Production Systems’ second quarter revenue of $721.5 million increased 28 percent over the prior-year quarter, due mainly to higher subsea systems volume. Revenue for subsea systems was $577 million in the quarter, up 28 percent from the prior-year quarter. Surface wellhead revenue improved 26 percent from the prior-year quarter.

Energy Production Systems’ operating profit of $70.1 million increased 70 percent over the prior-year quarter. The operating profit increase was mainly due to increased subsea systems volume as well as operating margin improvement. Surface wellhead operating profit also improved due to higher volume and operating margins. Favorable foreign currency also contributed to the improvement.

Energy Production Systems’ inbound orders were $1.1 billion for the second quarter, up $409.1 million over the prior-year quarter due to the strength of orders for subsea systems. Subsea systems inbound orders were $908.0 million in the quarter, up 67 percent from the prior-year quarter. Energy Production backlog of $2.7 billion was up 56 percent from the prior-year quarter and up 16 percent sequentially. Subsea backlog was a record $2.4 billion.

Energy Processing Systems

Energy Processing Systems’ second quarter revenue of $184.0 million was 16 percent higher than the prior-year quarter. The revenue improvement over the prior-year quarter was primarily the result of strong demand from service companies for WECO®/Chiksan® equipment, up 22 percent from the prior-year quarter and 8 percent sequentially. The revenue improvement over the prior-year quarter was also due to a 32 percent increase for measurement systems on strong demand for metering systems.

Energy Processing Systems’ second quarter operating profit of $35.0 million was 30 percent higher than the prior-year quarter. The operating profit improvement is largely the result of higher WECO/Chiksan equipment volume and higher measurement systems’ volume and operating margins.

Energy Processing Systems’ inbound orders were $188.7 million for the second quarter, up 3 percent over the prior-year quarter. Backlog is $337.5 million, up 42 percent from the prior-year quarter on strong WECO/Chiksan and measurement systems’ orders.

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FMC Technologies Reports Second Quarter Diluted Earnings per Share from Continuing Operations of $1.10, up 69 Percent	3

FoodTech

FoodTech’s revenue of $165.3 million in the second quarter was up 12 percent from the prior-year quarter due to increased sales of food processing equipment. Operating profit of $12.6 million was down $3.2 million from the prior-year quarter due mainly to a less profitable sales mix and expenses related to intellectual property defense.

Inbound orders totaled $151.3 million in the quarter, up 22 percent from the prior-year quarter. Backlog was $184.5 million, up 31 percent from the prior-year quarter. This backlog level supports the company’s expectation that full year FoodTech operating profit will exceed 2006.

Airport Systems

Airport Systems’ second quarter revenue of $85.2 million was up 8 percent compared to the second quarter of 2006 due to increased demand for equipment and services. Airport Systems’ second quarter operating profit of $5.7 million was up 19 percent from the prior-year quarter due in large part to the strength of the airport services business.

Inbound orders totaled $130.7 million in the quarter, up 6 percent from the prior-year quarter. Backlog was $219.7 million, up 26 percent from the prior-year quarter.

Corporate Items

Corporate expense in the second quarter of 2007 was $9.0 million, $0.4 million above the prior-year quarter. Other expense, net, of $3.9 million decreased $5.1 million due mainly to foreign currency gains in the quarter.

Net interest expense in the second quarter of 2007 was $3.7 million, up from $1.4 million in the prior-year quarter due to higher debt.

Net debt of $265.5 million was up $15.3 million from the prior quarter. In the quarter, the Company repurchased 788,445 shares of common stock for $55.9 million. Cash used for stock repurchases was mostly offset by reductions in working capital.

Depreciation and amortization for the second quarter of 2007 was $21.1 million, up from $17.4 million in the prior-year quarter.

Capital expenditures during the second quarter of 2007 totaled $41.5 million, up from $32.2 million in the prior-year quarter due mainly to continued capacity expansion projects in Energy Systems.

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FMC Technologies Reports Second Quarter Diluted Earnings per Share from Continuing Operations of $1.10, up 69 Percent	4

Summary and Outlook

FMC Technologies reported earnings per diluted share from continuing operations of $1.10, up 69 percent from the prior-year quarter. On the strength of subsea, fluid control, and surface wellhead, Energy Systems’ revenue was up 25 percent and operating profit up 54 percent. Subsea sales increased 28 percent from the prior-year quarter and its backlog reached a record $2.4 billion.

The energy businesses are expected to have another strong year in 2007, primarily driven by the secular growth of subsea systems. The Company increased its estimate for full year 2007 earnings per diluted share from continuing operations to a range of $4.10 to $4.25.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Twice named as the Most Admired Oil and Gas, Equipment Service Company by FORTUNE magazine, FMC Technologies employs approximately 11,000 people and operates 33 manufacturing facilities in 19 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2007 conference call at 9:30 a.m. (Eastern Daylight Time) on Tuesday, July 31, 2007. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenue	$1,152.7	$949.2	$2,132.6	$1,775.8

Costs and expenses	1,042.8	877.7	1,931.7	1,632.9

	109.9	71.5	200.9	142.9

Net gain (loss) on disposal of assets	0.5	(0.1)	2.8	0.1

Minority interests	0.1	(0.3)	(0.4)	(1.1)

Income before net interest expense and income taxes	110.5	71.1	203.3	141.9
Net interest expense	(3.7)	(2.3)	(5.6)	(3.8)

Income from continuing operations before income taxes	106.8	68.8	197.7	138.1

Provision for income taxes	33.7	23.0	62.9	49.2

Income from continuing operations	73.1	45.8	134.8	88.9

(Loss) Income from discontinued operations, net of tax	(0.3)	19.7	(0.7)	23.6

Net income	$72.8	$65.5	$134.1	$112.5

Basic Earnings per share:

Income from continuing operations	$1.12	$0.67	$2.04	$1.29
Income (loss) from discontinued operations	0.00	0.28	(0.01)	0.35

Basic earnings per share	$1.12	$0.95	$2.03	$1.64

Diluted Earnings per share:

Income from continuing operations	$1.10	$0.65	$2.00	$1.26
Income (loss) from discontinued operations	0.00	0.28	(0.01)	0.34

Diluted earnings per share	$1.10	$0.93	$1.99	$1.60

Weighted average shares outstanding:

Basic	65.1	68.7	66.2	68.7

Diluted	66.4	70.4	67.5	70.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenue

Energy Production Systems	$721.5	$565.6	$1,331.5	$1,051.0
Energy Processing Systems	184.0	158.8	357.2	311.1
Intercompany eliminations	(0.5)	(0.5)	(0.8)	(0.6)

Subtotal Energy Systems	905.0	723.9	1,687.9	1,361.5
FoodTech	165.3	147.6	291.6	270.5
Airport Systems	85.2	79.2	157.9	147.4
Intercompany eliminations	(2.8)	(1.5)	(4.8)	(3.6)

	$1,152.7	$949.2	$2,132.6	$1,775.8

Income before income taxes

Segment operating profit
Energy Production Systems	$70.1	$41.2	$132.0	$90.5
Energy Processing Systems	35.0	26.9	65.2	50.2

Subtotal Energy Systems	105.1	68.1	197.2	140.7
FoodTech	12.6	15.8	21.6	22.9
Airport Systems	5.7	4.8	8.8	7.3

Total segment operating profit	123.4	88.7	227.6	170.9

Corporate items
Corporate expense	(9.0)	(8.6)	(16.9)	(15.4)
Other expense, net (1)	(3.9)	(9.0)	(7.4)	(13.6)
Net interest expense	(3.7)	(2.3)	(5.6)	(3.8)

Total corporate items	(16.6)	(19.9)	(29.9)	(32.8)

Income from continuing operations before income taxes	$106.8	$68.8	$197.7	$138.1

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Inbound Orders

Energy Production Systems	$1,086.6	$677.5	$1,964.5	$1,304.9
Energy Processing Systems	188.7	182.8	388.6	333.8
Intercompany eliminations	(1.0)	(0.4)	(1.8)	(0.4)

Subtotal Energy Systems	1,274.3	859.9	2,351.3	1,638.3
FoodTech	151.3	124.5	307.4	281.6
Airport Systems	130.7	123.6	224.9	227.6
Intercompany eliminations	(2.0)	(1.4)	(4.3)	(2.8)

Total inbound orders	$1,554.3	$1,106.6	$2,879.3	$2,144.7

	June 30
	2007	2006
Order Backlog

Energy Production Systems	$2,660.7	$1,703.3
Energy Processing Systems	337.5	237.5
Intercompany eliminations	(1.2)	(0.1)

Subtotal Energy Systems	2,997.0	1,940.7
FoodTech	184.5	141.0
Airport Systems	219.7	174.0
Intercompany eliminations	(1.0)	(0.6)

Total order backlog	$3,400.2	$2,255.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$167.4	$79.5
Trade receivables, net	996.6	903.4
Inventories	698.8	588.6
Other current assets	141.2	104.2
Assets of discontinued operations	6.1	14.5

Total current assets	2,010.1	1,690.2

Property, plant and equipment, net	470.4	445.7
Goodwill	167.8	122.8
Intangible assets, net	90.3	64.6
Investments	30.7	26.0
Other assets	205.2	138.5

Total assets	$2,974.5	$2,487.8

Short-term debt and current portion of long-term debt	$75.5	$5.8
Accounts payable, trade and other	460.7	422.7
Advance payments and progress billings	628.9	448.1
Other current liabilities	326.8	326.7
Liabilities of discontinued operations	4.3	4.9

Total current liabilities	1,496.2	1,208.2

Long-term debt, less current portion	357.4	212.6
Other liabilities	269.7	181.0
Common stock	0.7	0.7
Other stockholders' equity	850.5	885.3

Total liabilities and stockholders' equity	$2,974.5	$2,487.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2007	2006
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$134.8	$88.9
Depreciation and amortization	40.6	34.0
Trade accounts receivable, net	(71.1)	(16.7)
Inventories	(103.5)	(101.7)
Accounts payable, trade and other	20.7	(8.3)
Advance payments and progress billings	165.9	(7.1)
Income taxes	(2.9)	10.5
Other	(59.0)	1.0

Net cash provided by operating activities of continuing operations	125.5	0.6

Cash provided by operating activities of discontinued operations	5.4	16.9

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(71.3)	(61.2)
Proceeds on disposal of assets and other	63.7	2.3
Acquisitions, net of acquired cash	(44.9)	—

Net cash required by investing activities of continuing operations	(52.5)	(58.9)

Cash provided by investing activities of discontinued operations	—	0.2

Cash provided (required) by financing activities:
Net issuance of debt	214.3	9.3
Issuance of capital stock	6.9	18.8
Purchase of stock held in treasury	(224.1)	(40.2)
Excess tax benefits	9.3	13.5
Net increase (decrease) in common stock held in employee benefit trust	0.3	(0.7)

Net cash provided by financing activities	6.7	0.7

Effect of changes in foreign exchange rates on cash and cash equivalents	2.8	1.0

Increase (decrease) in cash and cash equivalents	87.9	(39.5)

Cash and cash equivalents, beginning of period	79.5	152.9

Cash and cash equivalents, end of period	$167.4	$113.4